Exhibit 99.1

[COSI LOGO]


CONTACT:
William E. Koziel
Chief Financial Officer
(847) 597-8803


FOR IMMEDIATE RELEASE
---------------------

                        Cosi Reports Third Quarter Sales

DEERFIELD, Ill., October 16, 2007 - Cosi, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today reported that total revenues for the third quarter ended October 1, 2007 increased 8.1% to $35,614,545 compared to $32,951,037 in the third quarter ended October 2, 2006. Company-owned net restaurant revenues increased 6.9% to $35,003,341 compared to $32,756,143 in the previous year's quarter. Franchise fees and royalty revenues continued their strong growth to $611,204 for the quarter compared to $194,894 in the 2006 quarter.

Comparable restaurant sales in the third quarter of 2007, as measured for restaurants in operation for more than 15 months, increased 1.6% compared to the third quarter of 2006.

"We are encouraged by the increase in system-wide revenues and the continued improvement in comparable restaurant sales," said William Koziel, Chief Financial Officer. "We remain focused on the key drivers of Cosi's long-term success: driving sales and operating margin improvements, franchise recruitment and development and company-owned restaurant development."

"Cosi's top-line improvement in the third quarter confirms my view of the brand's strong connection with our guests, and provides a good basis for the collaborative work that is underway with our franchise partners to further drive revenue growth, execute more effectively across our organization and continue improving the guests' experience," said James Hyatt, President and Chief Executive Officer.

During the quarter, Cosi franchisees opened six locations and closed one underperforming location in Wayzata, Minnesota. One additional franchise location was opened after the close of the third quarter. Cosi also opened one company-owned location in Philadelphia in the third quarter and closed the six remaining locations operated inside Macy's stores as well as one underperforming company-owned location in Englewood, New Jersey. At the end of the 2007 third quarter, Cosi operated 107 company-owned restaurants and its franchisees operated 27 franchise restaurants. Cosi stated that it now expects franchisees to open an additional 14 locations over the balance of the year, bringing the total number of new franchise locations opened in 2007 to 30 compared to our previously targeted range of 40-45 locations. In line with our prior expectations, one additional company-owned location will open in 2007 for a total of six company-owned openings for the year.

Teleconference and Webcast Information
Cosi expects to report third quarter results after the market close on November 8, 2007, and host a teleconference and webcast at 5:00 p.m. Eastern Time on that day to discuss the Company's results for the 2007 third quarter.

To participate in the teleconference, investors and analysts are invited to call 866-825-1709 in the U.S., or 617-213-8060 outside of the U.S., and reference participant code 83411374. The conference call will also be webcast simultaneously by accessing http://investors.getcosi.com/.

A replay will be available following the call until 12:00 AM ET on November 15, 2007. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 78404056.

About Cosi, Inc.
Cosi ( http://www.getcosi.com ) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Cosi's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 107 company-owned and 28 franchise restaurants in seventeen states and the District of Columbia. The Cosi vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Cosi menu features Cosi sandwiches, freshly tossed salads, melts, soups, Cosi bagels, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee based drinks and other specialty beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Cosi", "Cosi w/hearth design", "Simply Good Tastes" and related marks are registered trademarks of Cosi, Inc. Copyright (C) 2007 Cosi, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets including foreign markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

       Additional information is available on the company's website at http://www.getcosi.com in the investor relations section.